March 31, 2004



Kathy Lain
Unified Fund Services
431 N. Pennsylvania
Indianapolis, IN  46204

Dear Ms. Lain:

     At your request, we have read the disclosures made in the document entitled "Attachment of Disclosures Required by Items 77K and 77Q1 of Form N-SAR" regarding the change of auditors of the Lake Forest Funds and agree with their content.

Sincerely,

HAWKINS, ASH, BAPTIE & COMPANY, LLP

/s/ Larry Vangen

Larry E. Vangen, CPA, CFP
Partner